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  FORM 4
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                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          Washington, DC. 20549

[_] Check this box if
    no longer subject          STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5        Filed pursuant to Section 16(a) of the Securities
    obligations may            Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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1.  Name and Address of Reporting Person

       Wasilewski                    Joseph                           M.
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        (Last)                      (First)                        (Middle)

 16 Hill Road
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                                   (Street)

 Lincroft. New Jersey                                             07738
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol

      U.S. LABORATORIES INC. (USLB)

3.  IRS or Social Security Number of Reporting Person (voluntary)

4.  Statement for Month/Year

    May 2001

5.  If Amendment, Date of Original (Month/Year)

6.  Relationship of Reporting Person to Issuer (Check all applicable)


     X  Director                  ___ 10% Owner
    ---

     X  Officer                   ___ Other (specify below)
    --- (give title below)


                    Chief Financial Officer
                 -----------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

      X  Form filed by One Reporting Person
    ----
    ____ Form filed by More than One Reporting Person

Table 1--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code     V     Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
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
 COMMON STOCK          05/09/01     S               2,500       D          $14.02                             D
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 COMMON STOCK          05/11/01     M              25,000       A          $ 6.00                             D
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 COMMON STOCK          05/11/01     S              10,000       D          $13.87          25,922             D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*    If the form is filed by more than one reporting person, see Instruction
     4(b)(v).


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
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 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

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
 INCENTIVE STOCK OPTIONS              $6.00               05/11/01          M                                        5,000
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 INCENTIVE STOCK OPTIONS              $6.00               05/11/01          M                                       20,000
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
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                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Security;     ficial
                                                                                (Instr.     ficially         Direct        Owner-
                               --------------------------------------------     5)          Owned            (D) or        ship
                               Date     Expira-      Title   Amount or                      at End           Indirect      (Instr.
                               Exer-    tion                 Number of                      of               (I)           4)
                               cisable  Date                 Shares                         Month            (Instr. 4)
                                                                                            (Instr. 4)
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
                                                     Common
                              11/10/98  11/10/03      Stock    5,000                           0                D
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                                                     Common
                              04/01/99  04/01/02      Stock   20,000                           0                D
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Explanation of Responses:

                                                                                   /s/ Joseph Wasilewski             June 7, 2001
**Intentional misstatements or omissions of facts constitute Federal              --------------------------------  --------------
   Criminal Violations.                                                           ** Signature of Reporting Person       Date
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.